Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made only by the Offer to Purchase, dated March 11, 2024 (the “Offer to Purchase”) and the related Letter of Transmittal, as each may be amended or supplemented from time to time, and is being made to all holders of Shares. THE OFFER IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE PROHIBITED BY SECURITIES, “BLUE SKY” OR OTHER VALID LAWS OF SUCH JURISDICTION. IF PURCHASER BECOMES AWARE OF ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO WOULD NOT BE IN COMPLIANCE WITH AN ADMINISTRATIVE OR JUDICIAL ACTION TAKEN PURSUANT TO A U.S. STATE STATUTE, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH ANY SUCH LAW, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTIONS WHERE APPLICABLE LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION TO BE DESIGNATED BY PURCHASER.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Societal CDMO, Inc.

at

$1.10 per share, in cash, without interest and less any applicable tax withholding by

Cane Merger Sub, Inc.

a wholly owned subsidiary

of

CoreRx, Inc.

Cane Merger Sub, Inc., a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of CoreRx, Inc., a Florida corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Societal CDMO, Inc., a Pennsylvania corporation (“Societal”), at a purchase price of $1.10 per Share in cash, without interest, subject to any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

Tendering shareholders who are holders of record of their Shares and who tender directly to Broadridge Corporate Issuer Solutions, Inc., the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), will not be obligated to pay brokerage fees, commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M.,

EASTERN TIME, ON APRIL 5, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER

TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated February 28, 2024, by and among Parent, Purchaser and Societal (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Societal, without a vote of Societal’s shareholders in accordance with Section 321(f) of the Pennsylvania Business Corporation Law (the “PBCL”), with Societal continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) Shares held by Societal (including Shares held in the treasury of Societal), (ii) owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser, (iii) irrevocably accepted for payment in the Offer or (iv) held by a holder who is entitled to and properly demands appraisal rights under Subchapter D of Chapter 15 of the PBCL and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its rights to such appraisal and payment under the PBCL, will be converted into the right to receive the Offer Price, without interest, less any applicable tax withholding (the “Merger Consideration”). As a result of the Merger, Societal will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, the Minimum Condition (as defined below) and other customary conditions as set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). There is no financing condition to the Offer.

The “Minimum Condition” means that the number of Shares (A) “purchased” (as such term is defined in Section 321(f) of the PBCL) by Parent or Purchaser in accordance with the Offer, (B) otherwise owned by Parent or Purchaser or by any parent of Parent or Purchaser or any wholly owned subsidiary of any of the foregoing, or (C) subject to an agreement that they are to be transferred, contributed or delivered to the Purchaser, any parent of Purchaser or any wholly owned subsidiary of any of the foregoing in exchange for shares or interests in Parent or Purchaser or such parent or subsidiary, collectively represent at least one Share more than 50% of the then issued and outstanding Shares as of immediately after the consummation of the Offer.

The term “Expiration Date” means one minute following 11:59 p.m. Eastern Time, on April 5, 2024, which is the date that is 20 business days after the commencement of the Offer, unless Purchaser has extended the Offer pursuant to and in accordance with the Merger Agreement (in which event the “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire).

The Board of Directors of Societal (the “Societal Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (collectively, the “Transactions”), are advisable, fair to, and in the best interests of Societal and its shareholders, (ii) authorized and approved the execution, delivery and performance by Societal of the Merger Agreement and the consummation of the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved that the Merger will be governed by Section 321(f) of the PBCL and (iv) resolved to recommend that the shareholders accept the Offer and tender their Shares pursuant to the Offer.

Descriptions of the reasons for the Societal Board’s recommendation and approval of the Offer and the Merger will be set forth in Societal’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being filed with the Securities and Exchange Commission and mailed to all Societal shareholders together with the Offer materials (including the Offer to Purchase and the related Letter of Transmittal). Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the SCTL Board” and “Background of the Offer and the Merger; Reasons for the Recommendation.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides: (i) if, at the scheduled Expiration Date, any Offer Condition has not been satisfied (subject to the right of Societal to waive any Offer Condition, other than the Minimum Condition, the Termination Condition, the Regulatory Condition or the Order Condition (each as defined in the Merger Agreement)), Purchaser will, and Parent will cause Purchaser to, extend the Offer on one or more occasions (in consecutive increments), for an additional period of up to ten business days each (or such longer period as may be requested by Societal), until such time as such conditions have been satisfied or waived; and (ii) Purchaser will (and Parent will cause Purchaser to) extend the Offer for any period required by any law, any interpretation or position of the SEC, the staff thereof or the Nasdaq Capital Market applicable to the Offer. Notwithstanding clauses (i) and (ii) above, Purchaser is (A) not required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (x) the first business day immediately following August 28, 2024 and (y) the valid termination of the Merger Agreement or (B) permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Societal.

If the Offer is consummated, Purchaser is not required to and will not seek the approval of Societal’s remaining shareholders before effecting the Merger. Parent, Purchaser and Societal have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer in accordance with Section 321(f) of the PBCL.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, not to accept for payment any Shares if, as of immediately prior to the Expiration Date, any of the Offer Conditions have not been satisfied. Purchaser has the right to (a) increase the Offer Price, (b) waive any Offer Condition other than the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition (each as defined in the Merger Agreement) and (c) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, without Societal prior written consent, Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose any conditions or requirements to the Offer other than the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) amend, modify, change or waive the Minimum Condition, the Termination Condition, the Order Condition or the Regulatory Condition (each as defined in the Merger Agreement), (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as described in Section 11of the Offer to Purchase, (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ix) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 321(f) of the PBCL.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement of the extension, termination or amendment, and any announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, and Purchaser will notify the Depositary and Paying Agent of any extension. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

Purchaser is not providing for guaranteed delivery procedures. Therefore, Societal shareholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Date. In addition, for Societal shareholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary and Paying Agent prior to the Expiration Date. Societal shareholders must tender their Shares in accordance with the procedures set forth in the Offer to Purchase and the related Letter of Transmittal. Tenders received by the Depositary and Paying Agent after the Expiration Date will be disregarded and of no effect.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary and Paying Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering shareholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary and Paying Agent may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer. Under no circumstances will Purchaser pay interest on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after (a) timely receipt by the Depositary and Paying Agent of certificates for such Shares (“Share Certificates”) after the Expiration Date or timely confirmation of a book-entry transfer of such Shares (“Book-Entry Confirmation”) into the Depositary and Paying Agent’s account at The Depository Trust Company (the “DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if Purchaser has not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after May 10, 2024, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover page of the Offer to Purchase. The notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by the Purchaser not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Parent, Purchaser, Societal, the Depositary and Paying Agent, D.F. King & Co., Inc. (the “Information Agent”) or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Societal has provided Purchaser with its shareholder list and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase, the Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the shareholder list of Societal as of March 11, 2024 provided to Purchaser by Societal and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose nominees, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash by a U.S. Holder (as defined in the Offer to Purchase) in exchange for its Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, non-U.S. and other tax laws. In general, a U.S. Holder will recognize gain or loss equal to the difference between its adjusted tax basis in its Shares and the amount of cash received in exchange thereof (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) sold for cash pursuant to the Offer or the Merger. See Section 5 of the Offer to Purchase for a more detailed discussion of certain material U.S. federal income tax considerations of the Offer and the Merger. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

The Offer to Purchase and the related Letter of Transmittal contain important information, and Societal’s shareholders should read both carefully and in their entirety before making a decision with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to Societal’s shareholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders Call (Toll-Free): (866) 342-4883

Banks and Brokers Call: (212) 269-5550

Email: SCTL@dfking.com

March 11, 2024